EXHIBIT 23.5

CONSENT OF DONNELLY PENMAN & PARTNERS

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Heartland Bancshares, Inc. (“Heartland”), dated August 31, 2004, as Annex C to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Heartland with Blue River Bancshares, Inc., and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions “SUMMARY — Heartland’s Financial Advisor Has Delivered an Opinion to the Heartland Board of Directors that the Exchange Ratio of 2.54 was Fair, From a Financial Point of View, to Heartland Shareholders” and “THE MERGER — Background of the Merger” and “— Opinion of Heartland’s Financial Advisor.”

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ DONNELLY PENMAN & PARTNERS
DONNELLY PENMAN & PARTNERS

December 16, 2004